To whom it may concern:                                          August 14, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of August 14, 2000, on the Financial Statements of HARTLAND INVESTMENTS INC., as of June 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/  Barry L. Friedman
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Barry L. Friedman
Certified Public Accountant